Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Marni Kottle
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(650) 374-2803

BioMarin Reports First Quarter 2026 Financial and Operating Results
First Quarter 2026 Total Revenues Increased Year-over-year to $766 million
Increased Full-year 2026 Total Revenues Guidance to between $3.825 billion and $3.925 billion, Representing Accelerated Growth Rate of 20% Y/Y at the Midpoint, and Reflecting the Addition of GALAFOLD® and POMBILITI® + OPFOLDA® to BioMarin’s Portfolio
Conference Call and Webcast Scheduled Today at 4:30 p.m. ET

SAN RAFAEL, Calif., May 4, 2026 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) today announced financial results for the first quarter ended March 31, 2026.
“With the acquisition of Amicus Therapeutics complete, the addition of GALAFOLD and POMBILITI + OPFOLDA to our commercial portfolio allows us to reach patients with Fabry and Pompe diseases and meaningfully strengthens and accelerates our near-to-mid-term growth rates,” said Alexander Hardy, President and Chief Executive Officer of BioMarin. “We expect these high-growth assets to support our strongest financial performance yet in 2026. Next quarter, we look forward to updating you on the longer‑term outlook of the Amicus integration based on our plans to leverage our global scale to expand the potential of these transformative therapies. With a faster-growing commercial portfolio, together with two near-term Phase 3 data readouts and ongoing pipeline progress expected over the coming quarters, we are well-positioned to drive innovation, create shareholder value, and improve outcomes for patients worldwide.”
2026 Business and Pipeline Highlights
Innovation
•In February, U.S. FDA approved PALYNZIQ® for adolescents 12 years of age and older with phenylketonuria (PKU); EU approval for adolescents 12 years of age and older is expected in 2026.
•In March, the company presented initial Phase 1/2 data for BMN 351 at the Muscular Dystrophy Association (MDA) Clinical & Scientific Congress demonstrating dose-dependent increases in dystrophin expression at Week 25 biopsy in both the 6 and 9 mg/kg dose cohorts. Clinical biomarkers, including decreases in creatine kinase, suggested improvements in overall muscle health beyond the Week 25 time point, and longer-term outcomes from both NSAA and 6MWT suggested a prevention of functional decline when compared to historical matched controls. The 12 mg/kg dose cohort continues to enroll, with a data update expected by year-end.
•In April, the first patient was enrolled in the registration-enabling Phase 2/3 study of BMN 333, BioMarin’s long-acting C-type natriuretic peptide (CNP) for achondroplasia. A data update from this study is expected in 2027.

•In April, the company submitted its U.S. supplemental new drug application (sNDA) for full approval of VOXZOGO® for achondroplasia. The company expects to be notified of sNDA acceptance by Q3 2026.
•In May, at the Pediatric Endocrine Society’s (PES) annual meeting, BioMarin reported new data demonstrating the benefits of long-term treatment with VOXZOGO, including improvements in arm span, bone health, and quality of life. Data from ongoing long-term extension clinical trials showed that children who initiated VOXZOGO treatment after age 5 achieved mean height gains of +10.60cm after six years and +13.59cm (p<0.0001 for both) after eight years of treatment, as compared to natural history data.
•In the second quarter, BioMarin expects to share BMN 401 Phase 3 topline data in children ages 1-to-12 year-old with ENPP1 deficiency. Regulatory submissions are anticipated in 2H’26 should the data be supportive, with a potential first-in-disease launch in 2027.
•In the second quarter, the company expects to share Phase 3 topline data for VOXZOGO for hypochondroplasia. Regulatory submissions are anticipated in 2H’26 should the data be supportive, with a potential first-in-class launch in 2027. Enrollment is progressing in the Phase 2 study of VOXZOGO in children under 3 years old with hypochondroplasia.
Growth
•Increased full-year 2026 Total Revenues guidance, accelerating anticipated growth rate to 20% Y/Y, as a result of the addition of GALAFOLD for Fabry disease and POMBILITI + OPFOLDA to BioMarin’s commercial portfolio.
•Enzyme Therapies revenue grew 6% Y/Y in the first quarter, driven by revenue growth for VIMIZIM®, NAGLAZYME®, and BRINEURA®. Continued underlying patient demand in Q1 for PALYNZIQ was driven by an increase in enrollments and new starts in the under-18-year age group following label expansion in February. PALYNZIQ revenue is expected to increase over time with continued patient demand and as new adult and adolescent patients titrate up to maintenance dosing. As a result, full-year 2026 PALYNZIQ revenue is expected to increase year-over-year.
•The number of children being treated with VOXZOGO increased by more than 20% Y/Y in the first quarter. As expected, large VOXZOGO orders in fourth quarter of 2025 resulted in modest Y/Y growth of 3% in the first quarter of 2026.

Value Commitment
•During the first quarter, the company secured financing of approximately $3.7 billion of non-convertible debt to support the Amicus acquisition, achieving favorable pricing across the capital structure.
•BioMarin generated operating cash flows totaling $221 million in first quarter 2026. Total cash was approximately $2 billion as of the end of the quarter, and continued increasing operating cash flow is expected to support sustained investment in innovation and future growth.

First Quarter 2026 Financial Highlights
•Total Revenues for the first quarter of 2026 were $766 million, an increase of $21 million compared to the same period in 2025, primarily driven by timing of large government orders outside the U.S. and increase in patient demand for Enzyme Therapies (ALDURAZYME®, BRINEURA, NAGLAZYME, PALYNZIQ and VIMIZIM) as well as new patients initiating VOXZOGO therapy across all regions. The increase was partially offset by lower ROCTAVIAN® revenue attributed to voluntary withdrawal of the product from the market announced in the first quarter of 2026.

•GAAP Net Income for the first quarter of 2026 decreased to $106 million compared to $186 million for the same period in 2025. The decrease in GAAP Net Income was primarily attributed to the following:
◦higher Selling, General & Administrative (SG&A) spend primarily due to incremental administrative costs related to ongoing support of corporate initiatives and pre-close costs for Amicus acquisition, and higher sales and marketing spend on VOXZOGO, PALYNZIQ and VIMIZIM;
◦higher Cost of Sales primarily due to a $31 million charge associated with an unsuccessful process qualification campaign to expand NAGLAZYME manufacturing capabilities;

◦higher Research and Development spend to support BMN 401, a late-stage clinical program acquired in the third quarter of 2025;
◦partially offset by revenue growth as mentioned above.

•Non-GAAP Income for the first quarter of 2026 decreased to $149 million compared to $221 million for the same period in 2025. The decrease in Non-GAAP Income was primarily due to the factors noted above.

•GAAP Diluted Earnings per Share (EPS) and Non‑GAAP Diluted EPS for the first quarter of 2026 decreased compared to the same period in 2025, primarily reflecting the discrete items and higher operating expenses described above. The $31 million charge in Cost of Sales related to the NAGLAZYME campaign reduced EPS by approximately $0.12 year‑over‑year. In addition, pre‑close integration preparation costs recorded in SG&A and interest expense associated with the Amicus transaction reduced EPS by approximately $0.07.
Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended March 31,
	2026	2025	% Change

Total Revenues	$766	$745	3%

Net Product Revenues by Product:
VOXZOGO	$220	$214	3%

Enzyme Therapies:
VIMIZIM	$210	$188	12%
NAGLAZYME	130	114	14%
PALYNZIQ	90	93	(3)%
BRINEURA	47	40	18%
ALDURAZYME	37	49	(24)%
Total Enzyme Therapies Revenue	$514	$484	6%

KUVAN®	$24	$25	(4)%
ROCTAVIAN	$3	$11	(73)%

GAAP Net Income	$106	$186	(43)%
Non-GAAP Income (1)	$149	$221	(33)%
GAAP Operating Margin % (2)	16.9%	30.0%
Non-GAAP Operating Margin % (1)	24.3%	35.7%
GAAP Diluted EPS	$0.54	$0.95	(43)%
Non-GAAP Diluted EPS (1)	$0.76	$1.13	(33)%

(1)     Refer to Non-GAAP Information beginning on page 9 of this press release for definitions of Non-GAAP Income, Non-GAAP Operating Margin percentage and Non-GAAP Diluted EPS along with the related reconciliations to the comparable information reported under U.S. GAAP.
(2)     GAAP Operating Margin percentage is defined by the company as GAAP Income from Operations divided by Total Revenues.

Forward-Looking Non-GAAP Financial Information
BioMarin does not provide guidance for GAAP reported financial measures (other than revenue) or a reconciliation of forward-looking Non-GAAP financial measures to the most directly comparable GAAP reported financial measures because the company is unable to predict with reasonable certainty the financial impact of changes resulting from its strategic portfolio and business operating model reviews; potential future asset impairments; gains and losses on investments; and other unusual gains and losses without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance period. As such, any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.

Updated 2026 Full-Year Financial Guidance (in millions, except EPS amounts)

•Updated guidance reflects post-close contributions from Amicus beginning April 27, 2026.
•As previously communicated, the acquisition of Amicus is expected to be slightly dilutive to full-year 2026 Non‑GAAP Diluted EPS; historical BioMarin Non-GAAP Diluted EPS guidance is unchanged.
•The Amicus acquisition will be accounted for as a business combination, which will result in intangible amortization impacting GAAP results over future periods and excluded from Non‑GAAP results. BioMarin will continue to include interest expense related to the Amicus financing in both GAAP and Non‑GAAP financial results. Guidance is subject to change based on various factors including finalization of purchase accounting.
•The company expects approximately two-thirds of 2026 Non-GAAP Diluted EPS to be recognized in the second half of 2026, primarily due to the anticipated timing of revenue (more than 55% of 2026 Total Revenues is expected in 2H). Non-GAAP Diluted EPS in Q2 is expected to be modestly higher than in Q1.

Item	Provided on February 23, 2026			Updated May 4, 2026
Total Revenues	$3,325	to	$3,425	$3,825	to	$3,925
Enzyme Therapies	$2,225	to	$2,275	$2,725	to	$2,775
VOXZOGO	$975	to	$1,025		Unchanged
Other Revenues(1)	$100	to	$125		Unchanged
Non-GAAP Diluted EPS (2)(3)(4)	$4.95	to	$5.15	$4.85	to	$5.05
(1)    Other Revenues includes KUVAN, ROCTAVIAN, and royalties.
(2) Refer to Non-GAAP Information beginning on page 9 of this press release for definition of Non-GAAP Diluted EPS.
(3)    Non-GAAP Diluted EPS guidance assumes approximately 200 million Weighted-Average Diluted Shares Outstanding.
(4) Non-GAAP Diluted EPS guidance assumes a combined company tax rate of 22%, which is subject to change as the company completes its integration activities and purchase accounting.

BioMarin will host a conference call and webcast to discuss first quarter 2026 financial results today, Monday, May 4, 2026, at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 800-715-9871	Replay Dial-in Number: 800-770-2030
International Dial-in Number: 646-307-1963	Replay International Dial-in Number: 609-800-9909
Conference ID: 3424435	Conference ID: 3424435

About BioMarin
BioMarin is a leading, global rare disease biotechnology company focused on delivering medicines for people living with genetically defined conditions. Founded in 1997, the San Rafael, California-based company has a proven track record of innovation, with a portfolio of commercial therapies and a strong clinical and preclinical pipeline. Using a distinctive approach to drug discovery and development, we seek to unleash the full potential of genetic science by pursuing category-defining medicines that have a profound impact on patients. To learn more, please visit www.biomarin.com.

Forward-Looking Statements
This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: future financial performance, including the expectations of Total Revenues, Non-GAAP Diluted EPS and operating cash flow for, in certain instances, the full-year 2026, second quarter and second half of 2026, and future periods, and the underlying drivers of those results, such as the expected demand and continued growth of BioMarin’s Enzyme Therapies portfolio, including PALYNZIQ, and VOXZOGO, and the expected impact of the acquisition of Amicus Therapeutics, Inc. (Amicus); the anticipated benefits of the acquisition of Amicus, including the addition of GALAFOLD and POMBILITI + OPFOLDA to BioMarin’s portfolio; BioMarin’s plans for investment in innovation and future growth; the timing of orders for commercial products; plans and expectations regarding the development, commercialization and commercial prospects of BioMarin’s product candidates and commercial products, including the prospects and timing of actions relating to clinical studies and trials and product approvals, such as study initiations, study advancements, data readouts, submissions, filings, approvals, and label expansions; the expected benefits and availability of BioMarin’s commercial products and product candidates; and potential growth opportunities and trends, including the assumptions and expectations regarding total addressable patient population (TAPP) with respect to the conditions targeted by BioMarin’s product candidates and commercial products.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products; BioMarin’s ability to realize the anticipated benefits of any acquisitions; BioMarin’s ability to accurately estimate future financial performance; impacts of macroeconomic and other external factors on BioMarin’s operations, regulatory uncertainty, the impact of new or increased tariffs, other trade protection measures, and escalating trade tensions; geopolitical instability, wars and military conflicts; results and timing of current and planned preclinical studies and clinical trials and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Medicines Agency, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products; BioMarin’s ability to meet product demand; actual sales of BioMarin’s commercial products; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin's Annual Report on Form 10-K for the year ended December 31, 2025, as such factors may be updated by any subsequent reports. Investors are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, VOXZOGO®, VIMIZIM®, NAGLAZYME®, PALYNZIQ®, BRINEURA®, KUVAN®, ROCTAVIAN®, GALAFOLD®, and POMBILITI® + OPFOLDA® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. ALDURAZYME® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Three Months Ended March 31, 2026 and 2025
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2026	2025

REVENUES:
Net product revenues	$760,078	$734,644
Royalty and other revenues	6,130	10,501
Total revenues	766,208	745,145
OPERATING EXPENSES:
Cost of sales	194,999	151,558
Research and development	178,796	158,731
Selling, general and administrative	258,290	206,116
Intangible asset amortization	4,483	4,847
Total operating expenses	636,568	521,252
INCOME FROM OPERATIONS	129,640	223,893

Interest income	22,560	19,013
Interest expense	(14,958)	(2,863)
Other income (expense), net	3,961	(1,954)
INCOME BEFORE INCOME TAXES	141,203	238,089
Provision for income taxes	35,676	52,403
NET INCOME	$105,527	$185,686
EARNINGS PER SHARE, BASIC	$0.55	$0.97
EARNINGS PER SHARE, DILUTED	$0.54	$0.95
Weighted average common shares outstanding, basic	192,497	190,967
Weighted average common shares outstanding, diluted	197,671	196,474

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2026 and 2025
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,222,435	$1,311,679
Short-term investments	—	248,930
Accounts receivable, net	903,914	908,214
Inventory	1,273,221	1,298,883
Other current assets	205,500	185,784
Total current assets	4,605,070	3,953,490
Noncurrent assets:
Long-term investments	—	492,242
Property, plant and equipment, net	958,071	952,508
Intangible assets, net	204,662	213,837
Goodwill	196,199	196,199
Deferred tax assets	1,500,598	1,508,697
Restricted cash equivalents	850,000	—
Other assets	276,416	277,049
Total assets	$8,591,016	$7,594,022
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$793,152	$759,031
Total current liabilities	793,152	759,031
Noncurrent liabilities:
Long-term debt, net	1,430,282	597,176
Other long-term liabilities	155,475	150,816
Total liabilities	2,378,909	1,507,023
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 193,268,870 and 192,300,101 shares issued and outstanding, respectively	193	192
Additional paid-in capital	5,966,868	5,956,582
Company common stock held by the Nonqualified Deferred Compensation Plan	(10,450)	(10,508)
Accumulated other comprehensive income (loss)	(4,237)	(13,473)
Retained earnings	259,733	154,206
Total stockholders’ equity	6,212,107	6,086,999
Total liabilities and stockholders’ equity	$8,591,016	$7,594,022

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2026 and 2025
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$105,527	$185,686
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,411	22,069
Non-cash interest expense	6,086	660
Accretion of discount on investments	(455)	(1,362)
Stock-based compensation	43,458	37,700
Impairment of assets	—	2,967
Deferred income taxes	9,220	28,429
Unrealized foreign exchange losses (gains)	6,710	(10,026)
Other	(5,374)	(1,267)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,159)	(57,590)
Inventory	44,490	(24,335)
Other current assets	(11,551)	(6,327)
Other assets	1,484	(1,624)
Accounts payable and accrued liabilities	3,100	(2,655)
Other long-term liabilities	8,704	2,069
Net cash provided by operating activities	220,651	174,394
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(20,923)	(16,768)
Maturities and sales of investments	767,277	77,804
Purchases of investments	(25,792)	(89,274)
Other	4,966	—
Net cash provided by (used in) investing activities	725,528	(28,238)
CASH FLOWS FROM FINANCING ACTIVITIES:
Taxes paid related to net share settlement of equity awards	(28,180)	(38,779)
Proceeds from issuance of debt	850,000	—
Payments of debt issuance costs	(8,653)	—
Net cash provided by (used in) financing activities	813,167	(38,779)
Effect of exchange rate changes on cash	1,410	(1,416)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH EQUIVALENTS	1,760,756	105,961
Cash, cash equivalents and restricted cash equivalents:
Beginning of period	$1,311,679	$942,842
End of period	$3,072,435	$1,048,803

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. Non-GAAP Income is defined by the company as GAAP Net Income (Loss) excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. The company also includes a Non-GAAP adjustment for the estimated tax impact of the reconciling items. Non-GAAP R&D expenses and Non-GAAP SG&A expenses are defined by the company as GAAP R&D expenses and GAAP SG&A expenses, respectively, excluding stock-based compensation expense and, in certain periods, certain other specified items, as detailed below when applicable. Non-GAAP Operating Margin percentage is defined by the company as GAAP Income (Loss) from Operations, excluding amortization of intangible assets, stock-based compensation expense and, in certain periods, certain other specified items, divided by GAAP Total Revenues. Non-GAAP Diluted EPS is defined by the company as Non-GAAP Income divided by Non-GAAP Weighted-Average Diluted Shares Outstanding. Non-GAAP Weighted-Average Diluted Shares Outstanding is defined by the company as GAAP Weighted-Average Diluted Shares Outstanding, adjusted to include any common shares issuable under the company’s equity plans or convertible debt in periods when they are dilutive under Non-GAAP.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure. Because these Non-GAAP metrics are important internal measurements for BioMarin, the company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the company’s principal business.
Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP financial measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the company may exclude for purposes of its Non-GAAP financial measures; likewise, the company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures. Because of the non-standardized definitions, the Non-GAAP financial measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following tables present the reconciliation of GAAP reported to Non-GAAP adjusted financial information:

Reconciliation of GAAP Reported Information to Non-GAAP Information (1)
(In millions of U.S. dollars, except per share data)
(unaudited)

	Three Months Ended March 31,
	2026	2025

GAAP Reported Net Income	$106	$186
Adjustments
Stock-based compensation expense - COS	4	2
Stock-based compensation expense - R&D	12	12
Stock-based compensation expense - SG&A	28	23
Amortization of intangible assets	4	5
Severance costs (2)	8	—
Loss on investments (3)	—	3
Income tax effect of adjustments	(13)	(10)
Non-GAAP Income	$149	$221

	Three Months Ended March 31,
	2026		2025
	R&D	SG&A	R&D	SG&A

GAAP expenses	$179	$258	$159	$206
Adjustments
Stock-based compensation expense	(12)	(28)	(12)	(23)
Severance costs (2)	—	(8)	—	—
Non-GAAP expenses	$167	$222	$147	$183

	Three Months Ended March 31,
	2026	Percent of GAAP Total Revenue	2025	Percent of GAAP Total Revenue

GAAP Income from Operations	$130	16.9%	$224	30.0%
Adjustments
Stock-based compensation expense	44	5.7	37	5.0
Amortization of intangible assets	4	0.5	5	0.7
Severance costs (2)	8	1.0	—	—
Non-GAAP Income from Operations	$186	24.3%	$266	35.7%

	Three Months Ended March 31,
	2026	2025

GAAP Diluted EPS	$0.54	$0.95
Adjustments
Stock-based compensation expense	0.22	0.19
Amortization of intangible assets	0.02	0.03
Severance costs (2)	0.04	—
Loss on investments (3)	—	0.02
Income tax effect of adjustments	(0.07)	(0.05)
Non-GAAP Diluted EPS(4)	$0.76	$1.13

(1)    Certain amounts may not sum or recalculate due to rounding.
(2)     These amounts were included in SG&A and represent charges for severance in connection with the company’s plan to simplify its organizational design and strategic initiatives in the first quarter of 2026.
(3)    Represents impairment loss on non-marketable equity securities recorded in Other income (expense), net, in the first quarter of 2025.
(4)    Both GAAP and Non-GAAP Weighted-Average Diluted Shares Outstanding were 197.7 million and 196.5 million shares for the three months ended March 31, 2026 and 2025, respectively.